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[NETMANAGE LOGO]                                                    NEWS RELEASE


Contacts:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
408.973.7171
invest.rel@netmanage.com


                   NETMANAGE RECEIVES NASDAQ COMPLIANCE NOTICE
                   ANNOUNCES RESTATEMENT OF FINANCIAL RESULTS


CUPERTINO, CA -- AUGUST 28, 2002 -- NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, announced today that on August 21, 2002 it received a letter from The Nasdaq Stock Market, Inc., notifying the company of its failure to timely file its Form 10-Q for the quarter ended June 30, 2002 as required by The Nasdaq National Market under Nasdaq Marketplace Rule 4310(c)(14). The Company's trading symbol has been temporarily appended with an `E' which will be removed upon rectifying the filing deficiency. Nasdaq has indicated that it would consider this additional delinquency in determining whether continued listing of NetManage's common stock on the Nasdaq National Market is appropriate.

On August 5, 2002, Nasdaq's Listing Qualification Panel determined to continue the listing of the Company's common stock on The Nasdaq National Market on the condition that on or before September 13, 2002, the company demonstrate a closing bid price for its common stock of at least $1.00 per share, and that immediately thereafter, the company evidence a closing bid price of at least $1.00 per share for ten consecutive days. This determination by Nasdaq was conditioned on the Company's continued compliance with all continued listing requirements of The Nasdaq National Market, including that the Company file its periodic reports, such as Forms 10-Q, in a timely manner.

The Company recently discovered a potential understatement of prior years losses of approximately $4 to $5 million related to our other comprehensive income account. A review of these items is ongoing and other matters may come to the Company's attention which require correction. Because the identified errors affect prior years, the Company has requested Deloitte & Touche to re-audit the financial statements for the years ended



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December 31, 2001 and 2000. Correction of the items identified to date will not impact cash or total stockholders' equity but would result in an increase in accumulated deficit with an offsetting reduction in accumulated other comprehensive loss. Upon completion of the audit, the Company will file the necessary revised Form 10-Qs and Form 10-Ks for the appropriate periods and will file its Form 10-Q for the period ending June 30, 2002 with the Securities and Exchange Commission.

ABOUT NETMANAGE
Founded in 1990, NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company's investment in existing legacy systems and applications. NetManage offers a full range of host access and host integration software and services for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and services its products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.


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(C) 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in the eBusiness market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company's products could grow more slowly than the Company or market analysts believe that current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company's competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.